Exhibit 99.1

Beam Global Receives $29.4M Order from TechFlow to Provide 367 EV ARC™ Systems to the U.S. Army*

SAN DIEGO – November 16, 2022 – Beam Global, (Nasdaq: BEEM, BEEMW), the leading provider of innovative sustainable products and technologies for electric vehicle (EV) charging, energy storage, energy security and outdoor media, announced that TechFlow Inc. has selected Beam Global’s sustainable EV ARC™ electric vehicle charging systems to fulfill its 367-unit award from the U.S. Army Material Command. The EV ARC™ charging systems will be deployed for the U.S. Army Installation Management Command (IMCOM) at 50 locations in 28 states and Puerto Rico. The award was made in support of Executive Order 14057 which calls for 100% zero-emission federal fleet vehicle acquisitions by 2035, including 100% light duty acquisitions by 2027.

“We evaluated the requirements of the U.S. Army and determined that the Beam Global EV ARC systems offered the best solution to meet the Army’s challenging off-grid EV charging requirements,” said TechFlow COO Mark Carter. “We look forward to working with the Beam Team on the rapidly deployed off-grid systems to power the fast-growing federal fleet of EVs for years to come.”

Each EV ARC™ charging system generates and stores its own electricity and delivers that power to two Enel X Way JuiceBox® Pro chargers to fuel two electric vehicles simultaneously. Off-grid and powered by renewable energy, the EV ARC™ systems are rapidly deployed turnkey sustainable charging systems requiring no construction, no electrical work and no utility connection. On-board battery storage enables EVs to charge during the night, inclement weather and grid outages, and the Emergency Power Panel can provide vital electricity to military personnel and first responders in remote locations or during disasters and grid outages. The EV ARC™ systems can be connected to the grid in the event that the Army choses to do so.

“Beam Global’s Made-in-America EV ARC systems are the only 100% solar-powered, transportable, rapidly deployed EV charging systems that fit in a single parking space without reducing available parking. Partnering with TechFlow’s experienced team to supply the U.S. Army is an excellent fit,” said Desmond Wheatley, Beam Global CEO. “The ambitious goals to electrify the federal fleet will require an unprecedented build-out of EV charging infrastructure, compressing years of work into days of deployment. The combination of Beam Global’s technology and TechFlow’s experience on bases and working with the federal government in general make the rapid deployment of reliable, sustainable, cost-effective EV charging infrastructure about as easy as it could be. We are looking forward to doing a whole lot more together.”

President Biden’s Executive Order 14057 with its accompanying Federal Sustainability Plan calls for 100% zero-emission vehicle acquisitions by 2035, including 100% light duty acquisitions by 2027. This is prioritizing and accelerating a Federal Clean Electricity and Vehicle Procurement Strategy, calling for clean and zero emissions vehicles (ZEVs). The White House stated on October 20 that federal agencies quintupled purchases of EVs and PHEVs in the 12-months ending Sept. 30, moving from approximately 1% of vehicle acquisitions in the 2021 budget year to 12% of light duty purchases in 2022. There are approximately six-hundred and seventy-five-thousand vehicles in the federal fleet.

*This order was made public during Beam Global’s earnings announcement on November 10, 2022

About TechFlow

TechFlow Inc. is an employee-owned company with a record of more than 25 years of success defined by innovation, agility, and proactiveness. Employee-owned, TechFlow balances technology and human factors to determine the best outcome for its customers’ missions. The company supports government and commercial sectors as system developers, integrators, and optimizers in mission critical markets: digital, platform, base management/logistics, and energy and mobility services. Headquartered in San Diego, California, with offices in Washington, DC, and throughout the continental U.S., TechFlow delivers leading-edge solutions for customers in mission critical markets. TechFlow. Always Ahead. For more information visit TechFlow.com.

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About Beam Global

Beam Global is a clean technology leader providing innovative, sustainable products and technologies for electric vehicle (EV) charging, energy storage, energy security and outdoor media. Core platforms include Beam EV ARC™ and Solar Tree® sustainable EV charging systems, Beam AllCell™ high-performance energy storage solutions, energy resiliency and disaster preparedness products and a deep patent library.

Beam EV ARC™ EV charging infrastructure systems support any quality brand EV charging service equipment, and Beam AllCell™ battery solutions power micro-mobility, terrestrial EVs, aviation, maritime and recreational vehicles as well as stationery and energy-security platforms.

Beam develops, patents, designs, engineers and manufactures unique and advanced clean mobility solutions that protect the environment, save customers time and money, empower communities and keep people moving. Based in San Diego and Chicago, the company produces Made-in-America products with the mission to Lead the World to Clean Mobility. Beam Global is listed on Nasdaq under the symbols BEEM and BEEMW. For more information visit BeamForAll.com, LinkedIn, YouTube and Twitter.

Forward-Looking Statements

This Beam Global Press Release may contain forward-looking statements. All statements in this Press Release other than statements of historical facts are forward-looking statements. Forward-looking statements are generally accompanied by terms or phrases such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “target,” “plan,” “intend,” “seek,” “goal,” “will,” “should,” “may,” or other words and similar expressions that convey the uncertainty of future events or results. These statements relate to future events or future results of operations, including, but not limited to the following statements: statements regarding the proposed acquisition, its expected benefits, the acquisition’s anticipated timing, and the anticipated future financial performance as a result of the acquisition. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, which may cause Beam Global's actual results to be materially different from these forward-looking statements. There can be no assurances that the proposed acquisition of AllCell will be completed. Except to the extent required by law, Beam Global expressly disclaims any obligation to update any forward-looking statements.

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Next PR

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Kathy McDermott

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